Contact:
Carole Casto
Executive Director - Corporate Communications
(317) 610-2480
carole.casto@cummins.com
For Immediate Release
February 4, 2016
Cummins Announces Financial Results for the Fourth Quarter and Full Year 2015;
Shares Expectations Regarding 2016 Revenue and Earnings

•	Fourth quarter 2015 revenues of $4.8 billion, EBIT of 11.1 percent of sales excluding restructuring and impairment charges

•	Full Year 2015 revenues of $19.1 billion and EBIT of 12.5 percent, excluding restructuring and impairment charges

•	The company expects revenues to decline between 5 and 9 percent in 2016 and EBIT to be in the range of 11.6 to 12.2 percent of sales
COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the fourth quarter and full year of 2015.
Fourth quarter revenues of $4.8 billion decreased 6 percent from the same quarter in 2014, with the impact of currency, primarily a stronger US dollar, negatively impacting sales by 4 percent.
Revenues in North America declined 2 percent while international sales declined by 12 percent. Within international markets, sales in Latin America declined the most.
Earnings before interest and taxes (EBIT) in the fourth quarter of 2015 were $531 million, or 11.1 percent of sales, excluding charges for impairments of $211 million and restructuring of $90 million. This compares to $661 million or 13.0 percent of sales a year ago, excluding $32 million of expense related to cost reduction activities in the Power Generation segment in 2014.
“As a result of weakening market conditions in the fourth quarter of 2015, the Company reviewed its global manufacturing footprint and now expects to scale back the range of light duty engines it plans to manufacture in North America,” said Rich Freeland, President and Chief Operating Officer. This change in plans, combined with the uncertainty of winning additional customers for the V8 light duty engine, caused the Company to reassess the book value of its light duty manufacturing assets in North America. As a result, a non-cash, pre-tax impairment charge of $211 million was recorded to adjust the assets to fair value. “We are disappointed that we had to record the charge, but we remain committed to our light duty engine customers and are confident in the growth potential of our global light duty engine business, including the V8 engine in North America,” continued Freeland.
The Company incurred a pre-tax charge for restructuring of $90 million associated with a reduction in professional employees, and also recorded a loss contingency of $60 million in the fourth quarter of 2015.
Net income attributable to Cummins was $161 million ($0.92 per diluted share), or $355 million ($2.02 per diluted share) excluding impairment and restructuring charges in the fourth quarter of 2015. This compares to $465 million ($2.56 per diluted share) in 2014 excluding one-time items. The tax rate in the fourth quarter of 2015, including discrete items, was 16.0 percent.
Revenues for the full year 2015 were $19.1 billion, 1 percent lower than 2014. Revenues in North America increased 7 percent, but international sales declined 11 percent due to lower sales in Latin America, Europe and Asia Pacific.
EBIT for the year was $2.09 billion or 10.9 percent of sales. Excluding impairments and restructuring, EBIT was $2.39 billion or 12.5 percent of sales. This compares to $2.53 billion or 13.2 percent of sales in 2014, excluding one-time items.
Net income attributable to Cummins for the full year 2015 was $1.4 billion ($7.84 per diluted share) in 2015, or $1.59 billion ($8.93 per diluted share) excluding impairment and restructuring charges, down from $1.67 billion ($9.13 per diluted share) in 2014, excluding one-time items. The full year tax rate was 27.4 percent in 2015.
“We made significant progress in a number of our key initiatives in 2015, including gaining market share with our new products in China, successfully acquiring and integrating our North American distributors, improving the quality of our products and reducing material costs,” said Chairman and CEO Tom Linebarger. “However a combination of weak end markets and a stronger US dollar presented significant challenges to our performance. As demand weakened in the third quarter we moved quickly to lower costs. Through a combination of restructuring and other staffing actions, we reduced headcount by more than 2000 people in the fourth quarter, and launched a number of initiatives within our manufacturing operations to reduce costs.”
“The benefits of restructuring, material cost reduction initiatives and quality improvements combined with the launch of new and improved products in 2016, should position the Company for stronger performance in the future, despite the challenges of a weak macroeconomic environment. We plan to return 75 percent of operating cash flow to shareholders in the form of dividends and share repurchase in 2016, building on our actions in 2015 when we returned a record $1.5 billion to shareholders,” concluded Linebarger.
Based on its current forecast, Cummins expects full year 2016 revenues to decline between 5 and 9 percent and EBIT to be in the range of 11.6 to 12.2 percent of sales.
2015 highlights:

•	The Company increased its dividend by 25 percent and repurchased 7.2 million shares

•	For the eighth consecutive year, Cummins was named one of the world’s most ethical companies by the Ethisphere Institute

•	Diversity Inc named Cummins as one of the Top 50 companies for diversity for the seventh consecutive year

•	The Company was named as a winner of the Golden Peacock Award for Excellence in Corporate Governance

•	Cummins was named to the 2015 Dow Jones North American Sustainability Index for the tenth consecutive year
Fourth quarter 2015 detail (all comparisons to same period in 2014) excluding restructuring and impairment charges in 2015 and excluding one-time items in 2014.
Engine Segment

•	Sales - $2.5 billion, down 11 percent

•	Segment EBIT - $189 million, or 7.5 percent of sales, compared to $315 million or 11.1 percent of sales

•	Segment EBIT reflects a $60 million charge for a loss contingency

•	Weak demand in global industrial markets and a decline in heavy duty truck production in North America were partially offset by strong demand in North American medium-duty truck and bus markets
Distribution Segment

•	Sales - $1.7 billion, up 1 percent

•	Segment EBIT - $111 million, or 6.5 percent of sales, compared to $158 million or 9.3 percent of sales

•	Increased revenues from acquisitions were partially offset by a 6 percent negative impact from currency and a 2 percent decline in organic sales
Components Segment

•	Sales - $1.2 billion, down 6 percent

•	Segment EBIT - $175 million , or 14.2 percent of sales, compared to $160 million or 12.1 percent of sales

•	Reduced sales in on-highway markets in North America and Brazil along with a negative foreign currency impact of 4 percent, were partially offset by increased revenue from China

Power Generation Segment

•	Sales - $654 million, down 14 percent

•	Segment EBIT - $27 million, or 4.1 percent of sales, compared to $54 million, or 7.1 percent of sales

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Revenue declined in North America by 12 percent and by 15 percent in international markets. Currency movements negatively impacting revenue by 3 percent. Growth in India and Europe, was more than offset by declines in all other regions.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 55,000 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations and more than 7,200 dealer locations. Cummins earned $1.4 billion on sales of $19.1 billion in 2015. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cummininc.
Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2015. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental actions; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2014 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release, and is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.
Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at  www.cummins.com . Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.